Exhibit 99.1

CHAMPIONS Biotechnology, Inc.
2200 Wilson Boulevard, Suite 102-316
Arlington, VA 22201, USA

Dr. David Sidransky Appointed Director of Champions Biotechnology, Inc.

Arlington, VA., August 14, 2007. Champions Biotechnology, Inc. (OTC Bulletin Board: CSBR), a development stage biotechnology company, announced today the appointment of Dr. David Sidransky, Director of the Head and Neck Cancer Research Division at Johns Hopkins University School of Medicine, to serve on the Company’s Board of Directors. Dr. Sidransky is the largest shareholder of Champions Biotechnology.

Dr. Sidransky, 47, is a renowned oncologist and research scientist named and profiled by TIME magazine in 2001 as one of the top physicians and scientists in America, recognized for his work with early detection of cancer. Dr. Sidransky is one of the five most highly cited researchers in clinical and medical journals in the world, in the field of oncology during the past decade, with over 300 peer-reviewed publications. He has contributed more than 40 cancer reviews and chapters. Dr. Sidransky is a founder of a number of biotechnology companies and holds numerous biotechnology patents.

Dr. Sidransky has served as Vice Chairman of the Board of Directors, and presently is a director of ImClone (IMCL). He is a Vice Chairman of Alfacell (ACEL) and serves on the Board of Directors of Xenomics (XNOM). He is serving and has served on scientific advisory boards of MedImmune (MEDI), Roche, Amgen (AMGN) and Veridex, LLC (a Johnson & Johnson diagnostic company), among others.

Dr. Sidransky serves as Director (2005-2008) of American Association for Cancer Research (AACR). He was the chairperson of the first (September 2006) and is the chairperson of the second (September 2007) AACR International Conference on Molecular Diagnostics in Cancer Therapeutic Development: Maximizing Opportunities for Individualized Treatment.

Dr. Sidransky is the recipient of a number of awards and honors, including the 1997 Sarstedt International Prize from the German Society of Clinical Chemistry, the 1998 Alton Ochsner Award Relating Smoking and Health by the American College of Chest Physicians and the 2004 Hinda and Richard Rosenthal Award from the American Association of Cancer Research.

"We are very pleased and delighted to announce that Dr. David Sidransky has been appointed to serve as a Director of the Company” said James Martell, Chairman, CEO and President of Champions Biotechnology. “Dr. Sidransky is a creative, out-of-the box thinker with wide-ranging academic and business background and extensive contacts with the pharmaceutical industry, academia and government. His depth and breadth of experience will be invaluable to us."

Champions Biotechnology is actively engaged in pursuit of additional opportunities to grow and strengthen the company.

       About Champions Biotechnology, Inc.

       Champions Biotechnology is a twenty two year old publicly traded company that beginning in January 2007, changed its business direction to focus on biotechnology. The Company is engaged in the acquisition and early stage development of a portfolio of new therapeutic drug candidates, in the acquisition and development of novel technologies and in providing administrative services in the field of oncology that the Company hopes will improve methods of and approaches to disease treatment.

       Champions Biotechnology plans to develop a portfolio of new therapeutic drug candidates through pre-clinical trials and possibly early phase ("first in man") clinical trials. If therapeutic drug candidates reach this early stage of development, Champions Biotechnology intends to partner with, sell or license them to pharmaceutical and/or biotechnology companies, as appropriate. Management believes this strategy will enable Champions Biotechnology to leverage the competencies of these partners or licensees to maximize Champions Biotechnology’s return on investment in a relatively short time frame. Champions Biotechnology believes that this model is unlike that of typical new biotechnology companies that look to bring the process of drug development through all phases of discovery, development, regulatory approvals, and marketing, which requires a very large financial commitment and a long time, typically more than a decade, to realize.

       In February 2007, Champions Biotechnology acquired the patent rights to two Benzoylphenylurea (BPU) sulfur analog compounds that have shown promising potent activity against prostate and pancreatic cancer cell lines.

       In May 2007, Champions Biotechnology acquired Biomerk Inc. a company focused on generating a novel preclinical platform of human cancer tumor immune-deficient mice xenografts (Biomerk Tumorgrafts™). Biomerk Tumorgrafts™, unlike standard cell line derived xenografts, are implanted directly from primary human cancer tumors and never passaged in cell tissue culture. Champions Biotechnology believes that these xenografts more closely reflect human cancer biology and are more predictive of clinical outcome. Champions Biotechnology has several patent applications relating to xenograft models used for identifying potentially active chemotherapeutic agents. Champions Biotechnology believes that it as well as biotechnology and pharmaceutical companies, as part of their drug discovery and post marketing efforts, may benefit from utilizing services that are more predictive and that might provide for a faster and less expensive path for drug approval. These services will utilize Biomerk Tumorgrafts™ to evaluate tumor sensitivity/resistance to various single and combination standard and novel chemotherapy agents.

       This press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Biotechnology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. Champions Biotechnology’s actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors, which may include, but are not limited to, changes in general economic conditions, the ongoing threat of terrorism, ability to have access to financing sources on reasonable terms and other risks that are described in this document. Although Champions Biotechnology believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Biotechnology’s future results, levels of activity, performance or achievements may not meet these expectations. Champions Biotechnology does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Biotechnology’s expectations, except as required by law.

Contact: James Martell (703) - 526-0400